EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

SharpLink Gaming Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares, nominal value NIS 0.60 (3)	Rule 457(o)			$8,000,000	0.00011020	$881.60
	Other	Pre-Funded Warrants to purchase ordinary shares(3)(4)	Rule 457(g)			Included above	—	—
	Other	Ordinary Warrants to purchase ordinary shares(4)	Rule 457(g)			—	—	—
	Other	Placement Agent Warrants to purchase ordinary shares(5)	Rule 457(g)			—	—	—
	Equity	Ordinary shares issuable upon exercise of the Ordinary Warrants	Rule 457(o)			$8,000,000	0.00011020	$881.60
	Equity	Ordinary shares issuable upon exercise of the Placement Agent Warrants(5)	Rule 457(o)			$440,000	0.00011020	$48.49
	Equity	Ordinary shares issuable upon exercise of the Pre-Funded Warrants(3)	Rule 457(o)			Included above	—	—

Fees Previously Paid	—	—	—			—	—	—
Carry Forward Securities	—	—	—			—	—	—

	Total Offering Amounts					$16,440,000	0.00011020	$1,811.69
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$1,811.69

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional securities that may be issued because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and similar transactions.
(2)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(o) under the Securities Act.
(3)	The proposed maximum aggregate offering price of the ordinary shares proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the pre-funded warrants offered and sold in the offering (plus the aggregate exercise price of the ordinary shares issuable upon exercise of the pre-funded warrants), and as such the proposed aggregate maximum offering price of the ordinary shares and pre-funded warrants (including ordinary shares issuable upon exercise of the Pre-Funded Warrants), if any, is $8,000,000.
(4)	No fee due pursuant to Rule 457(g) under the Securities Act because the warrants are being registered in the same registration statement as the ordinary shares issuable upon exercise of the warrants.
(5)	Represents warrants to be issued to the placement agent to purchase ordinary shares in an amount equal to 5% of the ordinary shares and ordinary shares underlying the pre-funded warrants sold in the placement, at an initial exercise price per ordinary share equal to 110% of the public offering price of each ordinary share.